ARTICLES SUPPLEMENTARY
TO
THE THIRD ARTICLES OF AMENDMENT AND RESTATEMENT
OF
Hartman vREIT XXI Inc.
HARTMAN vREIT XXI, INC. (hereinafter called the "Corporation"), a Maryland corporation having its principal office c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201 , hereby certifies to the State Department of Assessments and Taxation of Maryland, that:
FIRST: The Corporation presently has authority to issue 950,000,000 shares, consisting of (i) 900,000,000 shares of common stock, $0.01 par value per share ("Common Shares"), 850,000,000 of which were previously designated as Class A common stock ("Class A shares") and 50,000,000 of which are classified and designated as Class T common stock ("Class T shares") and (ii) 50,000,000 shares of preferred stock, $0.01 par value per share ("Preferred shares"). The aggregate par value of all authorized shares is $9,500,000.
SECOND: Pursuant to the authority granted to the Board of Directors under Article V of the Third Articles of Amendment and Restatement and Certificate of Correction of the Company ("Articles") to change, classify and reclassify unissued shares of stock of the Corporation and to classify or reclassify a series into one or more classes of such series, the Board of Directors hereby classifies and reclassifies the 850,000,000 shares of Class A authorized but unissued shares, as follows: 270,000,000 shares are designated and classified as Class A common stock; 280,000,000 shares are designated and classified as Class S common stock ("Class S shares"); 280,000,000 shares are designated and classified as Class I common stock ("Class I shares"); and 20,000,000 shares are redesignated and classified as Class T common stock, which along with shares previously designated as Class T shares classifies an aggregate of 70,000,000 shares as Class T common stock. All classes of shares shall have the voting rights, preferences, conversion and other rights, restrictions, limitations as to dividends and other distributions, qualifications and terms or conditions of redemption set forth herein, which, upon any restatement of the Articles of the Company shall become part of Article V of the Articles, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Articles.
1.Voting Powers. All classes of shares of common stock have the same voting rights as each other class.
2.Rights upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the Assets of the Corporation, the aggregate Assets available for Distribution to holders of the Common Shares shall be determined in accordance with applicable law. The holder of each Class A Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class A Share. The holder of each Class S Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class S Share. The holder of each Class I Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class I Share. The holder of each Class T Share shall be entitled to be paid, out of the Assets of the Corporation that are legally available for distribution to the Stockholders, a liquidation payment equal to the Net Asset Value per Class T Share; provided, however, that if the available Assets of the Corporation are insufficient to pay in full the above described liquidation payments, then such

Assets, of the proceeds thereof, shall be distributed among the holders of the Class A shares, Class S shares, Class I shares and the Class T shares ratably in the same proportion as the respective amounts that would be payable on such Class A shares Class S shares, Class I shares and Class T shares if all amounts payable thereon were paid in full.
3.Conversion of Class T shares and Class S shares. Each Class T Share and each Class S share will automatically convert without any action on the part of the holder thereof into a number of Class A shares equal to a fraction, the numerator of which is the then most recent Net Asset Value per Class T Share or the then most recent Net Asset Value per Class S share respectively and the denominator of which is the then most recent Net Asset Value per Class A Share, on the earliest to occur of the following: (i) the last calendar day of the month following: the fourth anniversary of the date upon which such Class T share was issued in the case of Class T shares; (ii) the seventh anniversary of the date upon which such Class S share was issued in the case of a Class S share; (iii) a Listing of Class A shares, (iv) a merger or consolidation of the Corporation with or into another entity, or the sale or other disposition of all or substantially all of the Corporation's assets; (v) the last calendar day of the month in which the Corporation determines that the total Distribution and Shareholder Servicing Fees paid with respect to such Class T Share would be in excess of four percent of the total gross purchase price of such Class T Share (excluding Class T shares sold pursuant to a Reinvestment Plan) in the case of Class T shares; (vi) the last calendar day of the month in which the Corporation determines that the total Distribution and Shareholder Servicing Fees paid with respect to such Class S Share would be in excess of seven percent of the total gross purchase price of such Class S Share (excluding Class S shares sold pursuant to a Reinvestment Plan) in the case of Class S shares and (v) the last calendar day of the month in which the Corporation determines that the Total Account-Level Underwriting Compensation from whatever source paid with respect to such Class T Share or such Class S share equals ten percent of the total gross purchase price of such Class T Share or Class S share (excluding Class T shares and Class S shares sold pursuant to a Reinvestment Plan).
4.Distributions. The Board may from time to time authorize the Corporation to declare and pay to Stockholders such dividends or other Distributions, in cash or other assets of the Corporation or in securities of the Corporation, including in Shares of one class or series payable to holders of Shares of another class or series, or from any other source as the Board in its discretion shall determine. Distributions shall be declared and paid on the Class A Shares, Class S Shares, Class I Shares and Class T Shares at the same time, and the per share amount of Distributions on different classes of Common Shares shall be determined as described in the Corporation's then most recent Prospectus or, if the Corporation is not then engaged in an on-going Offering and the determination has been amended by the Board, then as described in the Corporation's periodic filings with the SEC. The Board shall endeavor to authorize the Corporation to declare and pay such dividends and other Distributions as shall be necessary for the Corporation to qualify as a REIT under the Code; provided, however, Stockholders shall have no right to any dividend or other Distribution unless and until authorized by the Board and declared by the Corporation. The exercise of the powers and rights of the Board pursuant to this Section shall be subject to the provisions of any class or series of Shares at the time outstanding. The receipt by any Person in whose name any Shares are registered on the records of the Corporation or by his or her duly authorized agent shall be a sufficient discharge for all dividends or other Distributions payable or deliverable in respect of such Shares and from all liability to see to the application thereof. Distributions in kind shall not be permitted, except for distributions of readily marketable securities, distributions of beneficial interests in a liquidating trust established for the dissolution of the Corporation and the liquidation of its assets in accordance with the terms of the Charter or distributions in which (a) the Board advises each Stockholder of the risks associated with direct ownership of the property, (b) the Board offers each Stockholder the election of receiving such in-kind distributions and (c) in-kind distributions are made only to those Stockholders that accept such offer.

THIRD: These Articles Supplementary have been approved by the Board of Directors of the Company in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

FIFTH: Pursuant to 2-208(d)(2) of the Maryland General Corporation Law, the articles supplementary to the Articles set forth herein shall become effective on July 1, 2020 or at such time as the Articles Supplementary are accepted for record by the Maryland State Department of Assessments and Taxation.

IN WITNESS WHEREOFF, the Corporation has caused these presents to be signed in its name and on its behalf by its Chief Operating Officer, General Counsel and Secretary and witnessed by its Chief Financial Officer and Assistant Secretary on July 1, 2020,
HARTMAN vREIT XXI, Inc.

/s/ Mark T. Torok
By: __________________________________
         Mark T. Torok
Chief Operating Officer, General Counsel
and Secretary

WITNESS:

/s/ Louis T. Fox, III
____________________________________
Louis T. Fox, III
Chief Financial Officer and Assistant Secretary

THE UNDERSIGNED, Chief Operating Officer, General Counsel and Secretary of HARTMAN vREIT XXI, INC., who executed on behalf of said Corporation the foregoing Articles Supplementary, of which this Certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles Supplementary to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Mark T. Torok

Chief Operating Officer, General Counsel and Secretary